CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Longwei Petroleum Investment Holding Limited

We hereby consent to the use of our report dated August 24, 2007, with respect to the financial statements of Longwei Petroleum Investment Holding Limited, formerly Tabatha II, Inc., (a Development Stage Company) in the Registration Statement on Form S-1/A Amendment #6 to be filed on or about June 24, 2008.

We hereby consent to the use of our report dated October 13, 2007, with respect to the consolidated financial statements of Longwei Petroleum Investment Holding Limited (a BVI corporation) in the Registration Statement on Form S-1/A Amendment #6 to be filed on or about June 24, 2008.

We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

/s/ Child, Van Wagoner & Bradshaw, PLLC

CHILD, VAN WAGONER & BRADSHAW, PLLC

Salt Lake City, Utah

June 24, 2008